Monaker Group, Inc. 8-K

Exhibit 10.2

Addendum

Required Construction Commitments

This Addendum to the Purchase Agreement dated on or around November 21, 2017, made between Monaker Group, Inc. (the “Purchaser”) located at 2690 Weston Road, Suite 200, Weston, FL 33331 and A-Tech LLC on behalf of its wholly-owned subsidiary Parula Village Ltd. (the “Seller”) with a principal place of business at 2035 Royal Lane, Suite 205, Dallas Texas 75229 (the “Purchase Agreement”), outlines the required construction commitments of Seller, which will also be the contractor responsible for completing the development of 12 Vacation Rental Residences on the Parula Village Ltd., Land (a Belize company that holds Parcels of land on Long Caye, Lighthouse Reef, Belize per Property Map Below). Capitalized terms used herein but not otherwise defined shall have the meanings given to such terms in the Purchase Agreement.

Property Parcels of Land Map

Seller and Purchaser agree the purchase price set forth in the Purchase Agreement includes the requirement that the Seller complete construction of the 12 Vacation Rental Residences on the vacant lots located on the property. Key terms and conditions of development are as follows:

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Seller will be responsible for development of Vacation Rental Residence architectural plans and permitting for the construction of 12 residences on the lots within 90 days of Closing.

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Seller will be granted a further 180 days from the date plans are delivered to complete construction of 12 residences (i.e. 270 days in total from Closing).

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All plans, materials, permits and construction must be approved by Purchaser in writing.

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Seller agrees that it is being prepaid for construction of 12 residences based upon 30,000 shares of restricted common stock of the Purchaser per residence (valued at $75,000) and that failures to meet timelines and conditions will result in Purchaser having the right to cancel/claw back shares.

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Seller agrees to allow Purchaser to modify/ expand scope of buildings provided Purchaser covers any additional project costs. Purchaser will have the option of paying for such costs through either cash or issuance of additional shares.

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Seller acknowledges that Purchaser (at its sole discretion) has the right to cancel 30,000 of the Shares for each residence not completed, inspected and approved for occupancy as of the 270th day after Closing.

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Seller agrees that it will not have the right to sell any of the 360,000 shares issued for residence construction without the sign off by Purchaser during the first 270 days after Closing.

Further Assurances. Seller hereby covenants that it will, whenever and as reasonably requested by Purchaser and at Seller’s sole cost and expense, do, execute, acknowledge and deliver any and all such other and further acts, deeds, assignments, transfers, conveyances, confirmations, powers of attorney and any instruments of further assurance, approvals and consents as Purchaser may reasonably require in order to complete, insure and perfect the terms of this Addendum.

This Addendum shall be read in connection with, and shall be governed by the terms of, the Purchase Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

SELLER

A-Tech LLC on behalf of its wholly-owned subsidiary Parula Village Ltd.

By:	/s/ Ashvin Mascarenhas	Dated:	11/21/17
TITLE: Ashvin Mascarenhas, MGMR

PURCHASER
Monaker Group, Inc.

By:	/s/ William Kerby	Dated:	Nov. 21, 2017
William Kerby
CEO